EXHIBIT 99.1

FOR IMMEDIATE RELEASE	Contact: Eliza Tineo 212-826-6635
Web Site: www.hartmarx.com

HARTMARX REPORTS THIRD QUARTER AND NINE MONTHS OPERATING RESULTS;
FULL YEAR 2007 EARNINGS GUIDANCE LOWERED

CHICAGO, September 28, 2007 - - Hartmarx Corporation (NYSE: HMX) today reported operating results for its third quarter and nine months ended August 31, 2007.  Third quarter net sales were $135.2 million compared to $137.7 million in 2006.  Net earnings were $.5 million or $.01 per diluted share in the current period compared to net earnings of $.5 million or $.01 per diluted share last year.  For the nine months, net sales this year were $411.2 million compared to $434.5 million in 2006.  Net earnings were $2.5 million or $.07 per diluted share this year compared to net earnings of $7.0 million or $.19 per diluted share in 2006.

Homi B. Patel, chairman and chief executive officer of Hartmarx, commented, "We are extremely disappointed in our third quarter operating results.  The disruptive conditions in the mainstream department store channel have actually gotten worse, and we have seen more recently a softening in demand from retailers in general.  While this year's third quarter revenue and earnings results were in part adversely impacted by the previously announced shift of more than $8 million of tailored clothing shipments to the fourth quarter this year compared to the third quarter last year, we, like several other apparel suppliers, are lowering our full-year revenue and earnings estimates to reflect the considerably less favorable current retail conditions and expectations.

"We are currently estimating fourth quarter sales at between $160 million and $170 million, and diluted earnings per share in the range of $.16 to $.21, compared to the prior year's fourth quarter sales of $163.4 million and diluted earnings per share of $.01.  This would result in full-year sales in the range of $570 million to $580 million and diluted earnings per share in the range of $.22 to $.27.  This compares to the previous full-year guidance of sales in the range of $585 million to $600 million and diluted earnings per share in the range of $.50 to $.56.

"We believe our strategy of reducing our dependence on men's moderate priced tailored clothing products and redeploying assets to luxury and bridge price points sold to upscale specialty store retailers is sound and will be successful.  Our other product categories have, in general, performed very well.  Luxury men's products achieved improved sales and earnings for both the three and nine months and we are on schedule to open two Hickey-Freeman retail stores later this year and a third store early in 2008.  Our women's lines represented approximately 24% of consolidated year-to-date revenues compared to 19% last year, and operating earnings improved for both the third quarter and nine months.  For 2008, we expect our newly acquired Monarchy men's sportswear lines to generate sales of $25 million to $30 million and be accretive to diluted earnings per share by $.03 to $.05.  We continue to address the issues related to the product lines directed to the mainstream department store channel and are taking the additional necessary actions to improve profitability, including the further paring down of internal staffing levels and renegotiating reduced licensing commitments or accelerating the conclusion of certain licensing arrangements," Mr. Patel concluded.

Third quarter revenues reflected the previously announced shift of more than $8 million of Fall advance orders to the fourth quarter this year compared to the third quarter last year.  Third quarter operating earnings were $3.0 million in 2007 compared to $3.0 million in 2006.  The gross margin rate was 34.5% this year, the same as in 2006, as the favorable impact from product mix changes to higher margin product categories was offset by significantly lower margins attributable to the moderate priced tailored clothing lines.  Selling, general and administrative expenses for the three months were $44.4 million compared to $45.4 million in 2006, representing 32.8% of sales this year compared to 33.0% in 2006.  The $1.0 million expense decrease was attributable to lower expenses overall, partially offset by incremental expenses of $3.4 million related to the One Girl Who . . . , Zooey and Monarchy product lines, acquired in August, 2006, December, 2006 and August, 2007, respectively.  Interest expense was $2.0 million compared to $2.1 million in 2006, reflecting incremental borrowing costs associated with the acquisitions as well as share repurchases, offset by lower working capital requirements..

For the nine months, revenues were $411.2 million and operating earnings were $10.9 million this year, compared to sales of $434.5 million and operating earnings of $17.8 million last year.  Revenues of product lines directed to the mainstream department store channel represented approximately 12% of consolidated sales for the nine months compared to 17% last year, and this declining trend is expected to continue over the balance of the year.  The new product lines acquired over the past year had aggregate revenues of $4.9 million and $10.5 million for the three months and nine months, respectively.  These acquisitions incurred a $.02 diluted loss per share for the three months and $.06 for the nine months, which included product development and infrastructure investments and required purchase accounting adjustments.  The year-to-date consolidated gross margin rate was 34.7% this year compared to 33.5% last year, reflecting the favorable impact this year from product mix changes to higher margin product categories.  Selling, general and administrative expenses for the nine months were $133.5 million or 32.5% of sales compared to last year's $129.7 million or 29.9% of sales; the $3.8 million year-to-date increase this year reflected $7.9 million of incremental expenses associated with the acquisitions.  Year-to-date interest expense was $6.8 million this year compared to $6.6 million in the prior year with the small increase attributable to borrowings associated with acquisitions and share repurchases.

At August 31, 2007, total debt was $134.3 million compared to $132.2 million in the year earlier period.  The small debt increase reflected $21.4 million related to acquisitions and $3.1 million to incremental share repurchases, substantially offset by favorable working capital reductions.  As of today's date, approximately .5 million shares have been acquired during this fiscal year, and the Company has repurchased over 1.6 million Hartmarx shares in the aggregate at an average cost of $6.72, pursuant to the authorization to acquire up to 2 million shares.

Hartmarx produces and markets business, casual and golf apparel under its own brands, including Hart Schaffner Marx, Hickey-Freeman, Palm Beach, Coppley, Cambridge, Keithmoor, Monarchy, Manchester Escapes, Society Brand, Racquet Club, Naturalife, Pusser's of the West Indies, Royal, Brannoch, Sansabelt, Exclusively Misook, Barrie Pace, Eye, Christopher Blue, Pine IV, Wn, One Girl Who . . ., Zooey by alice heller and b.chyll.  In addition, the Company has certain exclusive rights under licensing agreements to market selected products under a number of premier brands such as Austin Reed, Tommy Hilfiger, Burberry men's tailored clothing, Ted Baker,

Bobby Jones, Jack Nicklaus, Claiborne, DKNY Donna Karan New York, Pierre Cardin, Perry Ellis, Lyle & Scott, Golden Bear, Jag and Starington.  The Company's broad range of distribution channels includes fine specialty and leading department stores, value-oriented retailers and direct mail catalogs.

The comments set forth above contain forward-looking statements made in reliance upon the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  Such forward-looking statements can be identified by the use of forward-looking terminology such as "anticipate," "believe," "continue," "estimate," "expect," "intend," "may," "should" or "will" or the negatives thereof or other comparable terminology.  Forward-looking statements are not guarantees as actual results could differ materially from those expressed or implied in such forward-looking statements.  The statements could be significantly impacted by such factors as the level of consumer spending for men's and women's apparel, the prevailing retail environment, the Company's relationships with its suppliers, customers, licensors and licensees, actions of competitors that may impact the Company's business, possible acquisitions and the impact of unforeseen economic changes, such as interest rates, or in other external economic and political factors over which the Company has no control.  The reader is also directed to the Company's periodic filings with the Securities and Exchange Commission for additional factors that may impact the Company's results of operations and financial condition.  The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

-- Financial Summary Follows --

HARTMARX CORPORATION
UNAUDITED FINANCIAL SUMMARY --
(000's omitted, except per share amounts)

Statement of Earnings	Three Months Ended August 31,		Nine Months Ended August 31,
	2007	2006	2007	2006

Net sales	$135,202	$137,691	$411,182	$434,461
Licensing and other income	656	875	1,665	2,056
	135,858	138,566	412,847	436,517
Cost of goods sold	88,494	90,146	268,467	288,977
Selling, general & administrative expenses	44,407	45,427	133,498	129,704
	132,901	135,573	401,965	418,681
Operating earnings	2,957	2,993	10,882	17,836
Interest expense	2,018	2,053	6,795	6,601
Earnings before taxes	939	940	4,087	11,235
Tax provision	397	450	1,578	4,280
Net earnings	$542	$490	$2,509	$6,955

Earnings per share:
Basic	$.02	$.01	$.07	$.19
Diluted	$.01	$.01	$.07	$.19

Average shares: Basic	36,053	36,130	36,045	36,580
Diluted	36,652	36,712	36,639	37,231

*  *  *

	August 31,
Condensed Balance Sheet	2007	2006

Cash	$5,015	$2,257
Accounts receivable, net	96,950	113,681
Inventories	166,548	172,410
Prepaid expenses and other assets	24,123	15,735
Goodwill and intangible assets	99,577	83,455
Deferred income taxes	38,582	45,561
Prepaid/intangible pension asset	37,843	35,963
Net fixed assets	32,227	35,700
Total Assets	$500,865	$505,032

Accounts payable and accrued expenses	$92,704	$98,038
Total debt	134,338	132,152
Accrued pension liability	8,477	25,843
Shareholders' equity	265,346	248,999

Total liabilities and shareholders' equity	$500,865	$505,032

Book value per share	$7.24	$6.84

Selected cash flow data:

Capital expenditures	$8,893	$2,648
Depreciation of fixed assets	4,005	4,192
Amortization of intangible assets,
long-lived assets and
stock compensation expense	4,759	4,413

This information is preliminary and may be changed prior to filing Form 10-Q.  No investment decisions should be based solely on this data.